UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 13, 2014 (January 10, 2014)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52013	20-0640002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Penn Plaza (4th Floor), New York, New York 10001

(Address of Principal Executive Offices, Including Zip Code)

(212) 246-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.02 Results of Operations and Financial Condition

The disclosure provided in the first paragraph under Item 7.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2014, Town Sports International Holdings, Inc. (the “Company”) announced that Daniel Gallagher, the Company’s Chief Financial Officer, will be promoted to the role of President and Chief Operating Officer, effective January 13, 2014. Mr. Gallagher, age 45, joined the Company in 1999 and has served as Chief Financial Officer of the Company since March 2008. Mr. Gallagher will continue to serve as Chief Financial Officer until the Company appoints a successor.

In connection with Mr. Gallagher’s new role, the Company and Mr. Gallagher entered into a Letter Agreement, providing that Mr. Gallagher will be entitled to an annual base salary of $385,000, subject to future adjustment based on job performance, and will initially be eligible to earn an annual performance bonus award of 50% of his base salary. In addition, subject to the approval of the Compensation Committee of the Board of Directors of the Company at the time of the regular annual grant of equity awards to senior management, but in no event later than March 14, 2014, Mr. Gallagher will receive 27,500 shares of restricted common stock of the Company pursuant to the Company’s 2006 Stock Incentive Plan, which will vest in four equal annual installments. Mr. Gallagher will also be entitled to the payment of one year of base salary, plus continuation of health, dental and disability insurance, in the event he is terminated by the Company without cause (as defined in the Letter Agreement), subject to the execution of a release agreement and continued compliance with covenants contained in any restricted stock award agreements, including non-competition and non-solicitation provisions.

The foregoing summary of the Letter Agreement does not purport to be complete. For an understanding of its terms and conditions, reference should be made to the Letter Agreement, which is attached as Exhibit 10.1 to this Current Report.

A copy of the Company’s press release, announcing Mr. Gallagher’s promotion, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On January 13, 2014, Robert Giardina, the Chief Executive Officer of the Company, and Mr. Gallagher will attend the 16th Annual ICR XChange Conference. At the conference, the Company will provide an update as to, among other matters, the following preliminary Revenue, EBITDA and membership information for its fourth quarter ended December 31, 2013. The Company plans to announce the following preliminary estimates for the fourth quarter of 2013:

•	Revenue for the fourth quarter is expected to be approximately $112.5 million to $113.5 million. This is approximately $2.5 million lower than our previous guidance of $115.0 million to $116.0 million.

•	Fourth quarter EBITDA is expected to be approximately 15% to 20% lower than previous guidance of $21.5 million, when adjusted for special or one-time charges, primarily relating to the decrease in revenue.

•	Fourth quarter 2013 average monthly attrition was 3.4%.

•	As of December 31, 2013, total ending member count was 497,000, of which 41,000 were restricted-use members.

The above estimates are derived from preliminary internal financial reports and is subject to revision based on the completion of quarter-end accounting and financial reporting processes and year end audit necessary to finalize our financial statements as of and for the quarter and year ended December 31, 2013. We cannot assure you that, upon completion of finalization, we will not report results materially different than those set forth above. Accordingly, our actual results may differ from these estimates and such differences may be material.

The Company is expected to announce its earnings for the fourth quarter and full year ended December 31, 2013 and guidance for the first quarter of 2014 on or about February 19, 2014.

Mr. Giardina and Mr. Gallagher will be presenting at 8:30 a.m. Eastern Time and the audio portion of the presentation will be webcast live at www.mysportsclubs.com under the Investor Relations section. Materials for the presentation will be available for download on www.mysportsclubs.com under the Investor Relations section the morning of January 13, 2014. An archived replay will be available two hours after the conclusion of the event.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Letter Agreement, dated January 10, 2014, between the Town Sports International LLC and Daniel Gallagher.

Exhibit 99.1	Company’s Press Release, dated January 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)

Date: January 13, 2014	By:	/s/ David M. Kastin
David M. Kastin
Senior Vice President - General Counsel

EXHIBIT INDEX

Item	Description

10.1	Letter Agreement, dated January 10, 2014 between the Town Sports International LLC and Daniel Gallagher.

99.1	Company’s Press Release, dated January 10, 2014